TOYS“R”US, INC. REPORTS RESULTS FOR THE FULL YEAR AND FOURTH QUARTER OF FISCAL 2016

•	Consolidated net sales were down 2.2% for the full year driven by softness in the entertainment category

◦	Same store sales for toy categories excluding entertainment, were up 2.5% for Domestic and 1.1% Consolidated

•	Consolidated e-commerce sales grew by 11% for the full year

•	Operating earnings increased by 22% to $460 million for the year

WAYNE, NJ (April 12, 2017) - Toys“R”Us, Inc. today reported financial results for the full year and fourth quarter of fiscal 2016, which ended on January 28, 2017. Consolidated Adjusted EBITDA1 was $792 million for the full year, a decrease of $8 million compared to the prior year.
“Despite a strong start to the holidays, in the weeks following Black Friday we faced a combination of sluggish sales and intense promotional activity,” said Dave Brandon, Chairman and Chief Executive Officer, Toys“R”Us, Inc. “The widely recognized tough retail environment this holiday and continued weakness in the entertainment and baby categories contributed to the erosion of our top-line and an overall disappointing year. However, with 2017 already well underway, we remain focused on improving in every area of our business. We have a number of important initiatives planned this year, including the launch of our new webstore and the expansion of our joint venture with Fung Retailing in Asia, and some exciting plans with several of our vendor partners to bring innovation and excitement to our customers.”
Full Year Fiscal 2016

•
Consolidated net sales were $11,540 million, a decrease of $262 million compared to the prior year. The decline was primarily due to Domestic store closures, including our Times Square and FAO Schwarz flagship stores, and a decline in Consolidated same store sales.

•	During the year we opened 29 Domestic stores, which included 27 outlet and express stores, and closed 16 stores. Internationally, we opened 73 stores and closed 17.

•
Consolidated same store sales decreased by 1.4%. Domestic declined by 1.3% mainly attributable to the entertainment (which includes electronics, video game hardware and software) and baby categories, partially offset by an improvement of 2.5% in the toy categories, which includes seasonal, core toy and learning. International decreased by 1.6%, driven by declines in the Europe and Asia Pacific markets, partially offset by growth in Canada. The International decline was attributable to the entertainment, seasonal and core toy categories, partially offset by an improvement in the baby category.

•
Gross margin dollars were $4,108 million, a decline of $118 million compared to the prior year. Gross margin rate was 35.6%, a decrease of 20 basis points. Domestic gross margin rate declined by 70 basis points, primarily due to higher shipping costs associated with an increase in e-commerce sales and an increase in inventory reserves. International gross margin rate increased by 60 basis points led by margin rate improvements in the core toy category and sales mix away from lower margin entertainment products, which also experienced a rate improvement on remaining product sales.

•
SG&A decreased by $113 million to $3,480 million, compared to $3,593 million in the prior year. The decline was primarily due to a reduction in annual bonus expense and elimination of store operating costs from the closure of our Times Square and FAO Schwarz flagship stores.

•
Operating earnings were $460 million, compared to $378 million in the prior year, an increase of $82 million. International segment operating earnings improved by $52 million, mainly due to a reduction in operating expenses and an increase in gross margin dollars. Corporate overhead was $100 million lower, driven by a $45 million gain on the sale of the FAO Schwarz brand, along with a reduction in annual bonus expense. Domestic segment operating earnings declined by $70 million, primarily as a result of reduced gross margin dollars, partially offset by SG&A savings.

•	Adjusted EBITDA[1] was $792 million, compared to $800 million in prior year.

•	The above results produced a Net loss of $36 million, which was $94 million lower than the prior year Net loss of $130 million.
Fourth Quarter Fiscal 2016

•
Consolidated net sales were $4,661 million, a decrease of $192 million compared to the prior year period. The decrease was mainly attributable to a decline in Consolidated same stores sales and Domestic store closures, which included our Times Square flagship store.

•
Consolidated same store sales were down 3.0%. Domestic decreased by 2.3% primarily due to declines in the entertainment and baby categories, partially offset by improvements in the learning, seasonal and core toy categories. International was down 4.2%, with notable weakness in Europe for the quarter. International experienced declines in the entertainment, learning and core toy categories.

•
Gross margin dollars were $1,579 million compared to $1,657 million for the prior year period, a decrease of $78 million. Gross margin rate was 33.9%, a decline of 20 basis points versus the prior year period. Domestic gross margin rate decreased by 110 basis points, primarily due to an increase in inventory reserves. International gross margin rate improved by 130 basis points benefiting from margin rate improvements, mainly in the core toy category.

•
SG&A decreased by $86 million to $1,057 million, compared to $1,143 million in the prior year period. The decline was primarily due to the reduction in annual bonus expense and a decrease in advertising expenses related to the early release of our “Big Book” holiday catalog in the third quarter.

•
Operating earnings were $480 million, compared to $447 million in the prior year period. International segment operating earnings improved by $26 million, mainly due to a reduction in operating expenses. Corporate overhead was $46 million lower, primarily due to a reduction in annual bonus expenses. The improvement in operating earnings was partially offset by a decline in Domestic segment operating earnings of $39 million, due to decreased gross margin dollars.

•	Adjusted EBITDA[1] declined by $3 million to $571 million, compared to $574 million in the prior year period.

•	The above results contributed to Net earnings of $341 million, compared to $276 million in the prior year period.
Liquidity and Capital Spending
The Company, including Toys“R”Us-Delaware, Inc., ended the year with total liquidity of $1.5 billion, which was comprised of cash and cash equivalents of $566 million and availability under committed lines of credit of $905 million. Toys“R”Us-Delaware, Inc. ended the year with $704 million of liquidity, which was comprised of cash and cash equivalents of $40 million and availability under its revolving line of credit of $664 million.
For the full year, capital spending was $252 million, compared to $219 million in the prior year period, an increase of $33 million.
1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA for Toys“R”Us, Inc. and Toys“R”Us-Delaware, Inc., and management’s reasons for using these measures, are set forth at the end of this press release.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 879 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 810 international stores and over 255 licensed stores in 37 countries and jurisdictions. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, the company provides shoppers with a broad online selection of distinctive toy and baby products. Toys“R”Us, Inc. is headquartered in Wayne, NJ, and has nearly 65,000 employees worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Over the past three decades, the Company has given more than $100 million in product donations to children’s charities. Since 1992, the Toys“R”Us Children’s Fund, a public charity affiliated with Toys“R”Us, Inc., has also donated more than $130 million in grants. For more information, visit Toysrusinc.com or follow @ToysRUsNews on Twitter.
Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, ability to repatriate cash from our foreign operations, ability to distribute cash from our operating subsidiaries to their parent entities, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws including tax that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
# # #
For more information please contact:
Lenders and Note Investors:
Matthew Finigan, Vice President, Treasurer at 973-617-5808 or Matthew.Finigan@toysrus.com
Media:
Amy von Walter, Executive Vice President, Global Communications & Customer Care at 201-815-9512 or Amy.vonWalter@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales	$4,661	$4,853	$11,540	$11,802
Cost of sales	3,082	3,196	7,432	7,576
Gross margin	1,579	1,657	4,108	4,226
Selling, general and administrative expenses	1,057	1,143	3,480	3,593
Depreciation and amortization	77	90	317	343
Other income, net	(35)	(23)	(149)	(88)
Total operating expenses	1,099	1,210	3,648	3,848
Operating earnings	480	447	460	378
Interest expense	(110)	(96)	(457)	(429)
Interest income	—	1	2	3
Earnings (loss) before income taxes	370	352	5	(48)
Income tax expense	26	74	34	76
Net earnings (loss)	344	278	(29)	(124)
Less: Net earnings attributable to noncontrolling interest	3	2	7	6
Net earnings (loss) attributable to Toys “R” Us, Inc.	$341	$276	$(36)	$(130)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	January 28, 2017	January 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$566	$680
Accounts and other receivables	255	225
Merchandise inventories	2,476	2,270
Prepaid expenses and other current assets	92	113
Total current assets	3,389	3,288
Property and equipment, net	3,067	3,163
Goodwill	64	64
Deferred tax assets	129	96
Restricted cash	54	52
Other assets	205	247
Total Assets	$6,908	$6,910

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,695	$1,699
Accrued expenses and other current liabilities	897	994
Income taxes payable	27	32
Current portion of long-term debt	119	73
Total current liabilities	2,738	2,798
Long-term debt	4,642	4,612
Deferred tax liabilities	75	64
Deferred rent liabilities	342	345
Other non-current liabilities	271	245
Temporary Equity	132	111
Total Stockholders’ Deficit	(1,292)	(1,265)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$6,908	$6,910

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016
Cash Flows from Operating Activities:
Net loss	$(29)	$(124)
Adjustments to reconcile Net loss to Net cash (used in) provided by operating activities:
Depreciation and amortization	317	343
Amortization and write-off of debt issuance costs and debt discount	40	28
Gains on sales of assets	(46)	(20)
Deferred income taxes	(24)	17
Non-cash portion of asset impairments and other charges	5	20
Unrealized (gains) losses on foreign exchange	(8)	10
Other	9	(1)
Changes in operating assets and liabilities:
Accounts and other receivables	(27)	(2)
Merchandise inventories	(221)	(256)
Prepaid expenses and other operating assets	41	18
Accounts payable, Accrued expenses and other liabilities	(66)	190
Income taxes payable, net	8	15
Net cash (used in) provided by operating activities	(1)	238
Cash Flows from Investing Activities:
Capital expenditures	(252)	(219)
Increase in restricted cash	(6)	(2)
Proceeds from sales of assets	48	13
Acquisitions	—	(2)
Net cash used in investing activities	(210)	(210)
Cash Flows from Financing Activities:
Long-term debt borrowings	2,540	1,451
Long-term debt repayments	(2,409)	(1,472)
Capitalized debt issuance costs	(37)	(6)
Distribution to noncontrolling interest	(12)	—
Other	(1)	—
Net cash provided by (used in) financing activities	81	(27)
Effect of exchange rate changes on Cash and cash equivalents	16	(19)
Cash and cash equivalents:
Net decrease during period	(114)	(18)
Cash and cash equivalents at beginning of period	680	698
Cash and cash equivalents at end of period	$566	$680

OPERATING METRICS
(Unaudited)

	13 Weeks Ended		Fiscal Years Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Domestic Segment:
Operating Data
Gross margin as a percentage of net sales	31.6%	32.7%	33.6%	34.3%
Same store sales	(2.3)%	1.2%	(1.3)%	(0.6)%
Change in number of transactions	(2.9)%	(0.9)%	(1.9)%	(2.5)%
Change in average basket size	0.6%	2.1%	0.6%	1.9%
Net Sales by Product Category
Baby	20.5%	20.8%	35.9%	36.0%
Core Toy	25.2%	24.4%	19.1%	18.3%
Entertainment	10.2%	12.5%	7.2%	9.0%
Learning	31.4%	30.1%	24.1%	23.4%
Seasonal	11.9%	11.3%	13.1%	12.4%
Other (1)	0.8%	0.9%	0.6%	0.9%
Total	100%	100%	100%	100%

International Segment:
Operating Data
Gross margin as a percentage of net sales	37.9%	36.6%	38.9%	38.3%
Same store sales (2)	(4.2)%	3.9%	(1.6)%	3.2%
Change in number of transactions	(3.2)%	(2.0)%	(2.5)%	(1.8)%
Change in average basket size (2)	(1.0)%	5.9%	0.9%	5.0%
Net Sales by Product Category
Baby	13.1%	12.9%	21.3%	20.5%
Core Toy	27.4%	26.5%	23.5%	23.2%
Entertainment	7.7%	8.4%	6.0%	7.1%
Learning	39.1%	39.0%	33.0%	32.8%
Seasonal	12.1%	12.6%	15.4%	15.7%
Other (3)	0.6%	0.6%	0.8%	0.7%
Total	100%	100%	100%	100%

Consolidated:
Operating Data
Gross margin as a percentage of net sales	33.9%	34.1%	35.6%	35.8%
Same store sales (2)	(3.0)%	2.3%	(1.4)%	0.9%
Change in number of transactions	(3.1)%	(1.4)%	(2.2)%	(2.2)%
Change in average basket size (2)	0.1%	3.7%	0.8%	3.1%

(1)	Consists primarily of non-product related revenues.

(2)	Excludes the impact of foreign currency translation.

(3)	Consists primarily of non-product related revenues, including licensing revenue from unaffiliated third parties.

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net earnings (loss) attributable to Toys “R” Us, Inc. to EBITDA and Adjusted EBITDA for Toys “R” Us, Inc. is as follows:

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net earnings (loss) attributable to Toys “R” Us, Inc.	$341	$276	$(36)	$(130)

Add:
Income tax expense	26	74	34	76
Interest expense, net	110	95	455	426
Depreciation and amortization	77	90	317	343
EBITDA	554	535	770	715

Adjustments:
Certain transaction costs (a)	9	11	24	13
Severance	4	5	9	24
Net earnings attributable to noncontrolling interest	3	2	7	6
Compensation expense (b)	1	11	21	24
Sponsors’ management and advisory fees (c)	1	—	6	6
Litigation (d)	1	—	5	(1)
Impairment of long-lived assets	1	12	4	16
Property losses, net of insurance recoveries (e)	1	—	—	(1)
Foreign currency re-measurement (f)	(2)	8	(7)	11
Gains on sales of assets (g)	(1)	(12)	(46)	(20)
Store closure costs (h)	(1)	2	(1)	7
Adjusted EBITDA (i)	$571	$574	$792	$800

A reconciliation of Net earnings (loss) to EBITDA and Adjusted EBITDA for Toys “R” Us-Delaware, Inc. is as follows:

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net earnings (loss)	$227	$230	$29	$(15)

Add:
Income tax expense	14	20	27	27
Interest expense, net	40	30	157	156
Depreciation and amortization	47	58	198	225
EBITDA	328	338	411	393

Adjustments:
Certain transaction costs (a)	4	7	17	7
Severance	2	3	5	14
Compensation expense (b)	—	1	2	—
Sponsors’ management and advisory fees (c)	1	1	6	6
Litigation (d)	1	—	1	—
Impairment of long-lived assets	—	—	1	2
Property losses, net of insurance recoveries (e)	—	—	—	(1)
Foreign currency re-measurement (f)	(2)	8	(7)	11
Gains on sales of assets (g)	—	—	(45)	(1)
Store closure costs (h)	(1)	2	6	10
Adjusted EBITDA (i)	$333	$360	$397	$441

(a)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.

(b)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(c)	Represents the fees expensed to our Sponsors in accordance with the advisory agreement.

(d)	Represents certain litigation expenses and settlements recorded for legal matters.

(e)	Represents property losses and insurance claims recognized.

(f)
Represents the unrealized (gain) loss on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility due fiscal 2019 attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee.

(g)	Represents sales of properties and intellectual property.

(h)	Represents store closure costs, net of lease surrender income.

(i)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest expense (income), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, noncontrolling interest, gains on sales of assets and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.